Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH THE FOLLOWING MARK: [***] HAS BEEN OMITTED
FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

CONSENT, LIMITED WAIVER AND

FOURTH AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO NOTES

This Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes (this “Amendment”), dated as of February 3, 2023, with an effective date of December 23, 2022, is by and among T3 COMMUNICATIONS, INC., a Nevada corporation (the “Company”), T3 COMMUNICATIONS, INC., a Florida corporation (“T3FL”), SHIFT8 NETWORKS, INC., a Texas Corporation (“Shift8”), NEXOGY, INC., a Florida corporation, NEXT LEVEL INTERNET, INC. a California corporation (“Next Level”; Next Level, Nexogy, T3FL and Shift8 are each referred to herein individually as a “Guarantor” and collectively as the “Guarantors”; the Company and the Guarantors are each referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), the Lenders party hereto, and POST ROAD ADMINISTRATIVE LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of November 17, 2020 (as amended hereby and as be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in the certain Credit Agreement;

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended to the Company (i) the $22,168,515.30 Term Loan A, (ii) the $6,000,000 Delayed Draw Loan and (iii) the $10,000,000 Term Loan C;

WHEREAS, the Term Loan A is evidenced by that certain Amended and Restated Term Loan A Note dated December 20, 2021, by the Company, as maker, made payable to the order of the Lenders in the face principal amount of the Term Loan A (such Amended and Restated Term Loan A Note, as amended hereby and as may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan A Note”);

WHEREAS, the Delayed Draw Loan is evidenced by that certain Delayed Draw Term Note dated November 17, 2020, by the Company, as maker, made payable to the order of the Lenders in the face principal amount of the Delayed Draw Loan (such Delayed Draw Term Note, as amended hereby and as may be amended, restated, supplemented or otherwise modified from time to time, the “Delayed Draw Loan Note”);

WHEREAS, the Term Loan C is evidenced by that certain Term Loan C Note dated February 4, 2022, by the Company, as maker, made payable to the order of the Lenders in the face principal amount of the Term Loan C (such Term Loan C Note, as amended hereby and as may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan C Note” and together with the Term Loan A Note and the Delayed Draw Term Loan Note, each a “Note” and collectively, the “Notes”);

WHEREAS, certain Events of Default have occurred and are continuing (i) under and pursuant to Section 13.1.5 of the Credit Agreement as a result of the Loan Parties’ (A) failure to timely deliver to Administrative Agent a Compliance Certificate for the Fiscal Quarter ended April 30, 2022 in accordance with Section 10.1.3 of the Credit Agreement, (B) failure to timely deliver to Administrative Agent financial projections in accordance with Section 10.1.8 of the Credit Agreement, (C) failure to timely deliver to Administrative Agent an executed copy of the lease relating to 1610 Royal Palm Avenue, Fort Myers, FL 33901 in accordance with Section 10.9 of the Credit Agreement, (D) failure to timely deliver to Administrative Agent Control Agreement(s) covering all deposit, checking and other operating accounts as required by Section 10.11 of the Credit Agreement, (E) failure to close the deposit accounts listed on Schedule 10.14(b) within 30 days after the Closing Date in accordance with Section 10.14 of the Credit Agreement, (F) failure to maintain a Senior Leverage Ratio of less than 4.05 to 1.00 for the Fiscal Quarter ending April 30, 2022, in accordance with Section 11.12.2 of the Credit Agreement and (G) making Capital Expenditures in excess of $379,109 in the current fiscal year, (ii) under and pursuant to Section 6 of that certain Joinder and Second Amendment to Credit Agreement dated as of February 4, 2022 (the “Joinder Agreement”) as a result of the Loan Parties’ (A) failure to consolidate the “ACH Inbound” deposit account with the “Operating” deposit account within 30 days after the Second Amendment Closing Date, (B) failure to deliver a Control Agreement relating to the New Guarantor’s depository institutions within 30 days after the Second Amendment Closing Date, (C) failure to provide Administrative Agent at least 10 Business Days’ notice before filing a Current Report on Form 8-K with the Securities and Exchange Commission on February 10, 2022, an Amended Current Report on Form 8-KA with the Securities and Exchange Commission on February 11, 2022 and a Quarterly Report on Form 10-Q with the Securities and Exchange Commission on March 17, 2022, (D) failure to provide Administrative Agent at least 10 Business Days’ notice before filing a Certificate of Correction with the Secretary of State of Nevada on May 24, 2022, (E) failure to deliver to Administrative Agent evidence of filing a UCC-3 termination statement relating to UCC-1 File No. U210095545525 within 30 days after the Second Amendment Closing Date, and (F) failure to deliver to Administrative Agent a Landlord Agreement relating to 1610 Royal Palm Avenue, Fort Myers, FL 33901 within 10 days after the Second Amendment Closing Date, (iii) under and pursuant to Section 7 of the Joinder Agreement as a result of the Loan Parties’ failure to engage an Industry Consultant on or before February 15, 2022, and (iv) under and pursuant to Section 8 of the Joinder Agreement as a result of the Loan Parties’ failure to provide financial information and projections on or before March 31, 2022 (collectively, the “Prior Existing Defaults”);

WHEREAS, following the occurrence of the Prior Existing Defaults, Loan Parties, Lenders and Administrative Agent entered into that certain Forbearance Agreement and Third Amendment to Credit Agreement dated as of June 13, 2022 (as amended by that certain Amendment to Forbearance Agreement dated as of October 17, 2022, with an effective date as of August 8, 2022, by that certain Second Amendment to Forbearance Agreement dated as of December 15, 2022, with an effective date of November 15, 2022 (the “Second Amendment to Forbearance Agreement”), and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”), pursuant to which Administrative Agent and Lenders agreed, among other things, to forbear from exercising their rights and remedies under the Loan Documents with respect to the occurrence of the Prior Existing Defaults in accordance with the terms thereof;

WHEREAS, since the date of the Forbearance Agreement, certain additional Events of Default have occurred under and pursuant to Section 13.1.5 of the Credit Agreement as a result of the Loan Parties’ failure to (A) timely deliver to Administrative Agent a Compliance Certificates for the Fiscal Quarter ended July 31, 2022 in accordance with Section 10.1.3 of the Credit Agreement, (B) timely deliver to Administrative Agent an executed copy of the First Amendment to Lease Agreement relating to 8023 Vantage Dr., Suite 660, San Antonio, TX 78230 in accordance with Section 10.9 of the Credit Agreement, (C) maintain a Senior Leverage Ratio of less than 4.06 to 1.00 for the Fiscal Quarter ended July 31, 2022 in accordance with Section 11.12.2 of the Credit Agreement, (D) maintain Minimum Liquidity of $2,000,000 for the Fiscal Quarter ended July 31, 2022 in accordance with Section 11.12.4 of the Credit Agreement, (E) timely deliver to Administrative Agent a Compliance Certificate for the Fiscal Quarter ending October 31, 2022, in accordance with Section 10.1.3 of the Credit Agreement, (F) maintain a Senior Leverage Ratio of less than 4.05 to 1.00 for the Fiscal Quarter ending October 31, 2022 in accordance with Section 11.12.2 of the Credit Agreement, (G) maintain Minimum Liquidity of $2,000,000 for the Fiscal Quarter ending October 31, 2022 in accordance with Section 11.12.4 of the Credit Agreement (collectively, the “Additional Existing Defaults”);

WHEREAS, pursuant to the Second Amendment to Forbearance Agreement, Administrative Agent and Lenders agreed, among other things, to forbear from exercising their rights and remedies under the Loan Documents with respect to the occurrence of the Specified Defaults, and to extend the Forbearance Period (as defined in the Forbearance Agreement) to the earliest to occur of (i) December 23, 2022, (ii) the date on which any Event of Default other than the Specified Defaults occurs or is deemed to have occurred, and (iii) any failure by Loan Parties for any reason to comply with any term, condition or provision contained in the Forbearance Agreement;

WHEREAS, Digerati Technologies, Inc. (“Parent”) entered into that certain Business Combination Agreement dated as of August 30, 2022 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), by and among Parent, Minority Equality Opportunities Acquisition Inc., a Delaware corporation (“MEOA”), and MEOA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MEOA (“MEOA Merger Sub”), without the Administrative Agent’s prior written consent;

WHEREAS, pursuant to BCA, it is anticipated that, among other things, MEOA Merger Sub will merge with and into Parent, with Parent as the surviving corporation in the merger and, after giving effect to such merger, whereupon Parent will become a wholly-owned Subsidiary of MEOA (the “MEOA Merger”) on the terms and subject to the conditions set forth in the BCA;

WHEREAS, Parent has obtained one or more convertible, unsecured bridge loans (each such loan a “Bridge Loan,” and collectively, the “Bridge Loans”) in the aggregate net principal amount (i.e., less original issue discounts and transaction costs paid in cash by Parent upon the closing thereof and disclosed in writing to Administrative Agent) not to exceed at any one time of Three Million Dollars ($3,000,000) (collectively, the “Bridge Loan Debt”) from one or more lenders (collectively, the “Bridge Loan Lender”), to finance Parent’s short-term working capital needs and the transactional expenses expected to be incurred by Parent in connection with the MEOA Merger;

WHEREAS, the Bridge Loans are Convertible Note Offerings under the terms of the Credit Agreement and shall be repaid in their entirety either with funds the Parent retains following the MEOA Merger immediately after the closing thereof, conversion in accordance with the Bridge Loan Documents (as defined in the Credit Agreement (as amended hereby)), with proceeds from an additional equity offering or financing transaction (any additional equity offering or financing transaction to be subject to Administrative Agent’s prior written approval, which approval may be withheld or otherwise conditioned in Administrative Agent’s sole discretion), or in accordance with the amortization payment schedules set forth in the Bridge Loan Documents, subject to the Administrative Agent’s prior written consent, which consent may be withheld or otherwise conditioned in Administrative Agent’s sole discretion (the “Bridge Loan Repayment”);

WHEREAS, Parent and the Loan Parties did not obtain the Administrative Agent’s prior consent to the Bridge Loans, and have not delivered subordination agreements to Administrative Agent executed by the Bridge Loan Lenders, the Parent and the Loan Parties in form and substance acceptable to the Administrative Agent, resulting in breaches of Section 11.1 (Debt) of the Credit Agreement and the occurrences of Events of Default under Section 13.1.5 (Non-Compliance with Loan Documents) of the Credit Agreement (collectively, the “Bridge Loan Defaults” and together with the Prior Existing Defaults and the Additional Existing Defaults, each a “Specified Default” and collectively, the “Specified Defaults”);

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders (i) consent to the MEOA Merger, (ii) conditionally consent to the Bridge Loans, (iii) amend certain provisions of the Credit Agreement and the Notes, and (iv) conditionally waive all of the Specified Defaults; and

WHEREAS, the Administrative Agent and the Lenders are willing to do so, in each case on and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.	Consents to MEOA Merger and Bridge Loans.

(a)	Consent to MEOA Merger.

(i) Subject to the other terms and conditions contained herein, and contingent on the Parent’s repayment in full of all obligations under the Bridge Loans by the Bridge Loan Repayment immediately after the consummation of the MEOA Merger (the “MEOA Merger Consent Condition”), the Administrative Agent hereby (A) acknowledges, approves of and consents to (1) the Parent’s execution, delivery and performance of the BCA and the other MEOA Merger Documents (as defined in the Credit Agreement (as amended hereby)), and (2) the transactions contemplated by the MEOA Merger Documents, including, without limitation, the MEOA Merger, and (B) waives any applicable provision in the Credit Agreement otherwise prohibiting the MEOA Merger (the “MEOA Merger Consent”).

(ii) Notwithstanding the foregoing, the MEOA Merger Consent shall be deemed terminated, revoked, null, and void ab initio unless the MEOA Merger Consent Condition and all of the terms of this Amendment are satisfied in full. The MEOA Merger Consent is expressly limited to the MEOA Merger and the MEOA Merger Documents, and shall not have any effect on any other aspect or provision of the Loan Documents, and shall not be deemed to (i) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Credit Agreement or of any other Loan Document; (ii) prejudice any right that the Administrative Agent or the Lenders have or may have in the future under or in connection with the Credit Agreement or of any other Loan Document; (iii) waive any Default or Event of Default that may exist as of the date hereof; or (iv) establish a custom or course of dealing among any of the Loan Parties, on the one hand, and the Administrative Agent or any Lender, on the other hand.

(b)	Consent to the Bridge Loans.

(i) Subject to the other terms and conditions contained herein, and contingent on: (a) the MEOA Merger closing in accordance with the terms of the BCA, and (b) the Parent’s repayment in full of all of the obligations under each Bridge Loan by the Bridge Loan Repayment (items (a) and (b), collectively, the “Bridge Loan Consent Conditions”), the Administrative Agent hereby (1) acknowledges, approves of and consents to (A) the Parent’s incurrence of Debt in the form of the Bridge Loans and (B) the Parent’s execution, delivery and performance of the Bridge Loan Documents to which it is a party, and (2) waives any applicable provision in the Credit Agreement otherwise prohibiting the Bridge Loans (the “Bridge Loan Consent”).

(ii) Notwithstanding the foregoing, the Bridge Loan Consent shall be deemed terminated, revoked, null, and void ab initio unless the Bridge Loan Consent Conditions and all of the terms of this Amendment are satisfied in full. The Bridge Loan Consent is expressly limited to the Bridge Loans, shall not have any effect on any other aspect or provision of the Loan Documents, and shall not be deemed to (A) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Credit Agreement or of any other Loan Document; (B) prejudice any right that the Administrative Agent or the Lenders have or may have in the future under or in connection with the Credit Agreement or of any other Loan Document; (C) waive any Default or Event of Default that may exist as of the date hereof; or (D) establish a custom or course of dealing among any of the Loan Parties, on the one hand, and the Administrative Agent or any Lender, on the other hand.

2. Amendments to Credit Agreement. Subject to the terms and conditions contained herein, the Loan Parties, the Administrative Agent and the Lenders hereby amend the Credit Agreement as follows, and subject to the terms and conditions set forth in this Amendment:

(a) Section 1.1 (Definitions) is hereby amended by adding the following as defined terms thereto in their respective alphabetical order:

BCA means that certain Business Combination Agreement dated as of August 30, 2022 by and among Parent, MEOA and MEOA Merger Sub, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

Bridge Loan or Bridge Loans means, individually or collectively, as the context may require, the convertible, unsecured loan facilities made by the Bridge Loan Lenders to the Parent, in order to finance Parent’s short-term working capital needs and the transactional expenses incurred by Parent in connection with the MEOA Merger, including, without limitation, the Mast Hill Bridge Loan, the ClearThink Bridge Loan, the FirstFire Bridge Loan and the Jefferson Bridge Loan.

Bridge Loan Documents means all agreements, certificates, consents, documents, promissory notes, subordination agreements and instruments delivered from time to time in connection with the Bridge Loans, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

Bridge Loan Lender or Bridge Loan Lenders means, individually or collectively, as the context may require, the lenders to the Bridge Loans (including, without limitation, Mast Hill, ClearThink, FirstFire and Jefferson), together with their respective successors or assigns.

Bridge Loan Payment or Bridge Loan Payments means, individually or collectively, as the context may require, any payment of debts, obligations and liabilities of the Parent to any Bridge Loan Lender arising pursuant to any of the Bridge Loan Documents, including, without limitation, any payments of (i) principal, interest, late charges and prepayment premiums (if any) due at any time under any of the Bridge Loan Documents, and (ii) all costs, fees and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after the occurrence of an event of default thereunder) and any other sums due to any Bridge Loan Lender at any time under any of the Bridge Loan Documents.

ClearThink means ClearThink Capital Partners LLC, a Delaware limited liability company.

ClearThink Bridge Loan means that certain Bridge Loan in the original principal amount of $117,647.00 made by ClearThink to Parent on or around December 12, 2022.

FirstFire means FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company.

FirstFire Bridge Loan means that certain Bridge Loan in the original principal amount of $176,470.59 made by FirstFire to the Parent on or around December 20, 2022.

Fourth Amendment means that certain Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes effective as of the Fourth Amendment Closing Date by and among the Company, the Guarantors, the Lenders and the Administrative Agent.

Fourth Amendment Closing Date means February 3, 2023.

Fourth Amendment PIK Option has the meaning assigned to that term in Section 3.3.

Interest Coverage means, for any period of four consecutive Fiscal Quarters of the Company, the ratio of (a) EBITDA for such period less the actual amount paid by the Company and its Subsidiaries in cash during such period on account of (i) Capital Expenditures (excluding Capital Expenditures constituting payments in respect of Capital Lease obligations and Capital Expenditures financed by Debt permitted under Section 11.1(b)) in accordance with Section 11.11.4, less (ii) the current portion of all income Taxes, to (b) cash Interest Expense for such period.

Interest Rate Conversion Date means, as to each Loan, February 1, 2023.

Jefferson means Jefferson Street Capital, LLC, a New Jersey limited liability company.

Jefferson Bridge Loan means that certain Bridge Loan in the original principal amount of $188,235.29 made by Jefferson to the Parent on or around December 22, 2022.

LIBOR Floor means, for any Interest Period ending before December 1, 2022, a rate per annum of 1.5%, and, for any Interest Period ending on or after December 1, 2022, a rate per annum of 3.5%.

Mast Hill means Mast Hill Fund, L.P., a Delaware limited partnership.

Mast Hill Bridge Loan means that certain Bridge Loan in the original principal amount of $1,670,000 made by Mast Hill to the Parent on or around November 22, 2022.

MEOA means Minority Equality Opportunities Acquisition Inc., a Delaware corporation.

MEOA Merger means the merger of MEOA Merger Sub and Parent, with Parent as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of MEOA, all in accordance with the terms and subject to the conditions set forth in the BCA.

MEOA Merger Bi-Weekly Status Reports means those bi-weekly status reports to be delivered by the Company to the Administrative Agent pursuant to Section 10.1.11 hereof, which shall detail the status of the MEOA Merger and include, in part, the current flow of funds with sources and uses, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

MEOA Merger Closing Date means the date on which all conditions precedent under the MEOA Merger Documents have been satisfied and the MEOA Merger closes in accordance with the terms of the BCA.

MEOA Merger Documents means, collectively, the BCA, all documents, instruments and agreements delivered from time to time in connection therewith and amendments, restatements, supplements and other modifications thereto.

MEOA Merger Outside Closing Date means February 28, 2023, or such later date as agreed to in writing by the Administrative Agent in its sole discretion.

MEOA Merger Sub means MEOA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of MEOA.

Original PIK Option has the meaning assigned to that term in Section 3.3.

Replacement Index has the meaning assigned to that term in Section 3.6.

SOFR means the Secured Overnight Financing Rate, as administered by the Federal Reserve Bank of New York (or a successor administrator).

SOFR Floor means a rate per annum of 3.5%.

Term SOFR means, for any Interest Period, the Term SOFR Reference Rate on the related Interest Rate Determination Date, as such rate is published by the Term SOFR Administrator at approximately 5:00 a.m., Chicago time; provided, however, that if as of 5:00 p.m. (Chicago time) on any Interest Rate Determination Date the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Rate Determination Date.

If Administrative Agent determines, in Administrative Agent’s sole discretion, that Term SOFR remains not published or otherwise unavailable more than three (3) U.S. Government Securities Business Days prior to such Interest Rate Determination Date then, at Administrative Agent’s option, upon notice of such circumstances from Administrative Agent to the Company (a) the obligation to make Term SOFR advances shall be suspended until Administrative Agent notifies the Company that the circumstances giving rise to the suspension no longer exists, and (b) subject to the terms and conditions of this Agreement, the entire outstanding balance of any advance shall be replaced at the end of such Interest Period with an advance bearing interest at the Administrative Agent’s “prime rate” which may be adjusted by Administrative Agent to include a different spread or margin (as so adjusted, the “Alternate Rate”) and the Company may request advances under this Agreement bearing interest at the Alternate Rate. For purposes of this Agreement, the Administrative Agent’s “prime rate” shall be the “U.S. prime rate” as published in The Wall Street Journal.

Notwithstanding the foregoing, if Term SOFR is less than the SOFR Floor, then during such time, Term SOFR shall be deemed to equal the SOFR Floor.

Term SOFR Administrator means the CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate determined by the Administrative Agent in its reasonable discretion).

Term SOFR Reference Rate means the rate per annum of a 3-month forward-looking term rate based on SOFR that is published by the Term SOFR Administrator.

Term SOFR Transition Date has the meaning assigned to that term in Section 3.6.

Transition Notice has the meaning assigned to that term in Section 3.6.

U.S. Government Securities Business Day means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

(b) Section 1.1 (Definitions) is hereby amended by restating the following defined terms in their entirety to read as follows:

Business Day means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and, (a) if such day relates to the determination of LIBOR, is also a day for trading by and between banks in Dollar deposits in the London interbank market, or (b) if such day relates to the determination of Term SOFR, is also a U.S. Government Securities Business Day.

EBITDA means, for any period, Consolidated Net Income for such period, plus, (a) in each case, without duplication and only to the extent deducted in determining such Consolidated Net Income: (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) professional fees and other fees, costs and expenses with respect to the transactions contemplated by this Agreement (including with respect to the acquisitions consummated on or about the Closing Date) incurred by the Loan Parties during such period in an aggregate amount not to exceed $200,000 per year in the aggregate; (v) professional fees and other fees, costs and expenses with respect to the First Amendment and the Second Amendment in an amount equal to $550,000; (vi) professional fees and other fees, costs and expenses with respect to the transactions contemplated by the SkyNet Acquisition Documents and the Next Level Acquisition Documents in an amount equal to $1,000,000; (vii) the fees, costs, and expenses paid to the Industry Consultant required by the Second Amendment; (ix) one-time non-recurring expenses not exceeding $200,000 per year in the aggregate; (x) amounts paid by the Company with respect to board fees and expenses, in an amount not exceeding $50,000 per year in the aggregate; and (xi) fees, costs, and expenses paid by the Company to the financial advisor pursuant to Section 10.17 herein; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, proceeds of insurance, other than business interruption insurance.

Interest Period means, as to any Loan, the period commencing on the date such Loan is borrowed or continued and ending on the date three months thereafter, as selected by the Company, and thereafter, LIBOR or Term SOFR (as applicable), shall reset at the end of each three month period; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the Maturity Date.

Interest Rate Determination Date means (a) for the determination of LIBOR, 11:00 a.m. (London time), on the second full Business Day preceding the first day of any Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used, and (b) for the determination of Term SOFR, the date that is two U.S. Government Securities Business Days prior to the first day of the applicable Interest Period for which Term SOFR is being determined. The Administrative Agent, at its option, may change the day established as the Interest Rate Determination Date upon 30 days advanced written notice to the Borrower.

LIBOR means an annual rate, determined by the Administrative Agent on the Closing Date and thereafter on each Interest Rate Determination Date (which shall be a Business Day) for the next succeeding Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%), equal to the greater of (i) as a reference rate, the annual rate reported as the London Interbank Offer Rate applicable to three month deposits of United States dollars as published by Bloomberg Professional Service on the date of determination, and (ii) the LIBOR Floor. If Bloomberg Professional Service (or another nationally recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or if such interest rate no longer exists, the Administrative Agent may in good faith select a replacement interest rate or replacement publication, as the case may be.

(c) Section 1.1 (Definitions) is hereby amended by deleting the following defined terms in their entirety: “Fixed Charge Coverage Ratio,” “PPP,” “PPP Loan” and “PPP Period.”

(d) Section 3.3 (Interest Payments; PIK) is hereby restated in its entirety to read as follows:

3.3 Interest Payments; PIK.

(a) The Company promises to pay accrued interest on each Loan in arrears on each Interest Payment Date and at maturity provided that, so long as no Event of Default exists and is continuing, at the Company’s option and upon five (5) Business Days’ prior written notice to the Administrative Agent, the Company may elect to defer until the Maturity Date payment of accrued and unpaid interest otherwise due and payable with respect to any Loan on the Interest Payment Election Date at a per annum rate of: (i) from the Closing Date through and including the first anniversary thereof, up to 5.0%, (ii) from the day after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, up to 4.0%, and (iii) from the day after the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, up to 3.0% (such election to defer payment of accrued and unpaid interest as set forth in and pursuant to this sub-clause (a) being hereinafter referred to as the “Original PIK Option”).

(b) In addition to the Original PIK Option set forth in clause (a) above and commencing on the January 3, 2023 Interest Payment Date, in the event LIBOR or Term SOFR (as applicable) exceeds 1.5% during any Interest Period, and so long as no Event of Default exists and is continuing, at the Company’s option and upon five (5) Business Days’ prior written notice to the Administrative Agent, the Company may elect to defer until the Maturity Date payment of accrued and unpaid interest otherwise due and payable with respect to any Loan on the Interest Payment Election Date at a per annum rate of 1.5% (such additional election to defer payment of accrued and unpaid interest as set forth in and pursuant to this clause (b) being hereinafter referred to as the “Fourth Amendment PIK Option”). For the avoidance of doubt, the Fourth Amendment PIK Option set forth in this clause (b) is in addition to the Original PIK Option set forth in clause (a) above. Notwithstanding the foregoing, the Administrative Agent hereby acknowledges and consents to the application of the Fourth Amendment PIK Option to accrued and unpaid interest that was otherwise due and payable on the January 3, 2023 and February 1, 2023 Interest Payment Dates.

(c) All accrued and unpaid interest the payment of which is so deferred shall (i) be compounded and added to the unpaid principal balance of the applicable Loan on the applicable Interest Payment Date, (ii) itself accrue interest at the rate then applicable under Section 3.1 and (iii) be paid as otherwise required by the terms of this Agreement. After maturity, and at any time an Event of Default exists and is continuing, the Company promises to pay accrued interest on the applicable Loan on demand by the Administrative Agent. Notwithstanding the foregoing, any cash interest paid by the Company in respect of Term Loan C prior to the date of any prepayment required by Section 6.2(b) of this Agreement shall reduce the final payment due on the Maturity Date of Term Loan C by such amount.

(d) By way of example on a given date for a given Interest Period when the Fourth Amendment PIK Option is available, if Term SOFR for such Interest Period shall be 4.60%, then the unpaid principal balance of a Loan shall accrue interest at a rate equal to Term SOFR (4.60% for the purposes of this example), plus, for the purposes hereof, 12.0% per annum. If the Company elects and successfully exercises both the Original PIK Option and the Fourth Amendment PIK Option, then interest on the applicable Loan shall be due and payable on the corresponding Interest Payment Date as follows: (1) 9.0% cash interest shall be due and payable in accordance with the terms of this Agreement, (2) 3.0% (representing the Original PIK Option) and an additional 1.5% (representing the Fourth Amendment PIK Option) in interest shall be deferred until the Maturity Date, and (3) 3.10% of additional cash interest shall be due and payable on the Interest Payment Date in accordance with the terms of this Agreement. In furtherance of the foregoing example, deferred interest in Section (2) of the immediately preceding sentence shall (i) be compounded and added to the unpaid principal balance of the applicable Loan on the Interest Payment Date, (ii) accrue interest at the rate then applicable under Section 3.1, and (iii) be paid as otherwise required by the terms of this Agreement.

(e) Article III (Interest) is hereby amended by adding a new Section 3.6 thereto, to read as follows:

3.6 Inability to Determine Term SOFR; SOFR Benchmark Replacement.

(a) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR or any replacement rate thereto, including whether the replacement rate will produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any conforming changes made to a replacement rate. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR or a replacement rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Loan Parties or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b) If at any time Administrative Agent determines, in Administrative Agent’s sole discretion, that Term SOFR has ceased, will cease, or is not, or as of a specified future date, will not be, representative or in compliance with IOSCO Principles for Financial Benchmarks, then, at Administrative Agent’s option, Administrative Agent may establish a new index, in Administrative Agent’s sole discretion, which may be adjusted by Administrative Agent to include an different spread or margin (as so adjusted, the “Replacement Index”). Administrative Agent will notify the Company in writing (a “Transition Notice”) setting forth the Replacement Index, the new applicable rate, the date the same will become effective (the “Term SOFR Transition Date”) and the manner in which the applicable rate will be periodically reset (which shall be no less than once each month) based upon changes in the Replacement Index. The Term SOFR Transition Date will be no sooner than ten (10) days following the Transition Notice. Notwithstanding the foregoing and unless there is a Hedging Agreement in place in connection with this Agreement, if the Replacement Index is less than 3.5% per annum, then the Replacement Index shall be deemed to be 3.5% per annum

(f) Clause (a) of Section 6.2 (Mandatory Prepayments) is hereby amended by adding the following as a new sub-clause (v) thereto:

(v) concurrently with each Bridge Loan Payment, in an amount equal to 50% of the total dollar amount of such Bridge Loan Payment.

(g) Section 9.31 (PPP Loan Matters) is hereby restated in its entirety to read as follows:

9.31 [Reserved].

(h) Section 10.1 (Reports, Certificates and Other Information) is hereby amended by adding the following as a new Section 10.1.11 thereto:

10.1.11 MEOA Merger Bi-Weekly Status Reports. On every other Tuesday following the Fourth Amendment Closing Date, the Parent shall submit a MEOA Merger Bi-Weekly Status Report to the Administrative Agent for the prior week, including (i) the current status of the MEOA Merger as compared to the prior weeks, (ii) any and all material discrepancies, conflicts and/or ambiguities that exist in the MEOA Merger Documents that require resolution, and (iii) any and all items, provisions and terms that require resolution so as not to jeopardize the consummation of the MEOA Merger on or prior to the MEOA Merger Outside Closing Date, together with such additional documents and information as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.

(i) Section 10.17 (PPP Loan Matters) is hereby restated in its entirety to read as follows:

10.17 Financial Advisor. Effective as of the Fourth Amendment Closing Date, the Administrative Agent shall have the right to appoint a financial advisor at the Company’s sole cost and expense. The financial advisor shall be chosen by the Administrative Agent, in consultation with the Company (provided that the choice of financial advisor remains at the Administrative Agent’s sole discretion), to review, analyze and advise on the Loan Parties’ financial performance and to perform all other duties customarily performed by financial advisors. The budget for the financial advisor shall be approved jointly by the Administrative Agent and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or otherwise delayed (provided, however, that if an Event of Default occurs or is deemed to have occurred, the budget for the financial advisor shall be approved by the Administrative Agent in its sole discretion). The Administrative Agent may communicate with the financial advisor directly and routinely, whether through calls, in-person meetings and/or electronic communications, and the Administrative Agent shall be entitled to receive complete copies of all electronic and written materials generated by the financial advisor. The Loan Parties’ failure to cooperate fully with any financial advisor shall constitute an Event of Default. The Administrative Agent’s right to appoint a financial advisor shall expire automatically once the Total Leverage Ratio (as hereinafter defined) is less than 4.5 to 1.0 for any Fiscal Quarter, and as shown in the monthly reports and the Compliance Certificates delivered to the Administrative Agent pursuant to Sections 10.1.2 and 10.1.3, respectively. For the purposes hereof, “Total Leverage Ratio” shall mean, as of any date of determination with respect to the Company and its Subsidiaries, the ratio of (a) Total Debt to (b) EBITDA.

(j) Article X (Affirmative Covenants) is hereby amended by adding the following as new Sections 10.18, 10.19 and 10.20 thereto:

10.18 Notice of Commitments. The Company shall notify the Administrative Agent promptly of any financing commitments, proposals, term sheets or other offers to lend money that are issued to the Parent.

10.19 Bridge Loan Documents. The Company shall deliver (or cause to be delivered) to the Administrative Agent (a) the full details of any proposed amendment, modification, supplement or waiver to the Bridge Loan Documents before any such amendment, modification, supplement or waiver is executed, and (b) notice of the conversion of Parent’s Capital Stock under the Bridge Loan Documents.

10.20 MEOA Merger Documents. The Company shall deliver (or cause to be delivered) to the Administrative Agent complete copies of all MEOA Merger Documents, together with all addenda, exhibits and schedules thereto.

(k) Section 11.12 (Financial Covenants) is hereby restated in its entirety to read as follows:

11.12 Financial Covenants.

11.12.1 [Reserved].

11.12.2 Maximum Senior Leverage. The Loan Parties shall not, when evaluated on a consolidated basis amongst all Loan Parties collectively, suffer or permit the Senior Leverage Ratio for the Fiscal Quarter ending April 30, 2021 and for the last day of each subsequent Fiscal Quarter thereafter to exceed the amount set forth opposite such day:

Fiscal Quarter Ending:	Senior Leverage Ratio:
April 30, 2021	5.08 to 1.00
July 31, 2021	4.44 to 1.00
October 31, 2021	4.30 to 1.00
January 31, 2022	4.06 to 1.00
April 30, 2022	4.05 to 1.00
July 31, 2022	4.06 to 1.00
October 31, 2022	4.05 to 1.00
January 31, 2023	*** to 1.00
April 30, 2023	*** to 1.00
July 31, 2023	*** to 1.00
October 31, 2023	*** to 1.00
January 31, 2024	*** to 1.00
April 30, 2024	*** to 1.00
July 31, 2024	*** to 1.00
October 31, 2024, and for each Fiscal	*** to 1.00
Quarter thereafter

11.12.3 Minimum EBITDA. The Loan Parties shall, when evaluated on a consolidated basis amongst all Loan Parties collectively, have, as of the end of the Fiscal Quarter ending April 30, 2021 for the three (3) month period then ended on an annualized basis and as of the last day of each subsequent Fiscal Quarter thereafter for the three (3) month period then ended on an annualized basis, EBITDA of at least the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending:	EBITDA:
April 30, 2021	$2,815,686
July 31, 2021	$3,257,141
October 31, 2021	$3,407,252
January 31, 2022	$3,650,662
April 30, 2022	$3,696,175
July 31, 2022	$3,719,589
October 31, 2022	$3,771,629
January 31, 2023	***
April 30, 2023	***
July 31, 2023	***
October 31, 2023	***
January 31, 2024	***
April 30, 2024	***
July 31, 2024	***
October 31, 2024	***
January 31, 2024, and for each Fiscal	***
Quarter thereafter

11.12.4 Minimum Liquidity. Each Loan Party shall not suffer or permit the Liquidity of the Company and its Subsidiaries (excluding any Liquidity of the Parent) to be less than (i) $1,000,000.00 as of the end of the Fiscal Quarter ending January 31, 2021; (ii) $1,250,000.00 as of the end of the Fiscal Quarter ending April 30, 2021; (iii) $1,500,000.00 as of the end of the Fiscal Quarters ending July 31, 2021, October 31, 2021 and January 31, 2022; (iv) $2,000,000.00 as of the end of the Fiscal Quarters ending April 30, 2022, July 31, 2022 and October 31, 2022; (v) $1,000,000 as of the end of the Fiscal Quarter ending January 31, 2023; (vi) $2,000,000 as of the end of the Fiscal Quarter ending April 30, 2023 and as of the last day of each subsequent Fiscal Quarter thereafter.

11.12.5 Maximum Capital Expenditures. The Company will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditures except Capital Expenditures of the Company and its Subsidiaries not exceeding (i) $379,190.00 in the aggregate during any Fiscal Year up to, and including the Fiscal Year ending July 31, 2022, and (ii) $*** in the aggregate during any Fiscal Year thereafter.

11.12.6 Interest Coverage. The Company and its Subsidiaries will have Interest Coverage of not less than (i) *** to 1.00 as of the end of the Fiscal Quarter ending April 30, 2023, July 31, 2023, and October 31, 2023; (ii)*** to 1.00 as of the end of the Fiscal Quarter ending January 31, 2024, April 30, 2024, and July 31, 2024; and (iii) *** to 1.00 as of the end of the Fiscal Quarter ending October 31, 2024 and as of the last day of each subsequent Fiscal Quarter thereafter.

11.12.7 Maximum Churn. The Company shall not suffer or permit the Churn of the Company to be greater than 3.00% at any time.

Notwithstanding anything in this Section 2(k) to the contrary, effective as of January 31, 2023, none of the financial covenants contained in Section 11.12 of the Credit Agreement, as amended hereby, shall be tested with respect to the Fiscal Quarter ending January 31, 2023 (other than Section 11.12.4 (Minimum Liquidity)), which may be tested on the January 31, 2023 Fiscal Quarter end date in the Administrative Agent’s sole discretion), unless any of the following shall occur prior to such date: (i) any Event of Default other than the Specified Defaults occurs or is deemed to have occurred, and/or (ii) there is a breach of any term, condition or provision contained in the Forbearance Agreement, each as determined in the sole discretion of the Administrative Agent. For the avoidance of doubt, all financial covenants contained in Section 11.12 of the Credit Agreement, as amended hereby, shall be tested with respect to the Fiscal Quarter ending April 30, 2023 and thereafter pursuant to the terms and conditions of the Credit Agreement, as amended hereby.

Further notwithstanding anything in this Section 2(k) to the contrary, if the BCA is terminated by any party thereto or, in any event, the MEOA Merger is not consummated in accordance with the terms and provisions of the MEOA Merger Documents on or before the MEOA Merger Outside Closing Date (each such event, a “Financial Covenant Reversion Event”), then the amendments and modifications to Section 11.12 of the Credit Agreement and set forth in this Section 2(k) shall immediately, and without notice to the Loan Parties, be deemed terminated, revoked, null, and void ab initio, and the terms of Section 11.12 of the Credit Agreement in effect immediately prior to the Fourth Amendment Closing Date shall apply and be deemed effective, unless the Required Lenders otherwise expressly consent in writing.

(l) Article XI (Negative Covenants) is hereby amended by adding a new Section 11.18 thereto, to read as follows:

11.18 Bridge Loans. (a) The Bridge Loan Documents shall not be amended, restated, supplemented or otherwise modified (including, without limitation, in connection with any extension, renewal or refinancing of a Bridge Loan) without the Administrative Agent’s prior written consent, which consent may be withheld in the Administrative Agent’s sole discretion; (b) the aggregate net unpaid principal amount (i.e., less original issue discounts and transaction costs paid in cash by Parent upon the closing thereof and disclosed in writing to Administrative Agent) of the Bridge Loans shall not exceed $3,000,000 at any time; and (c) the Bridge Loans shall not be secured by any Liens except those consented to in writing by the Administrative Agent and be non-guaranteed obligations at all times.

(m) Section 13.1 (Events of Default) is hereby amended by adding the following as a new Section 13.1.21 thereto:

13.1.21 Bridge Loans. Any default or event of default (as defined therein) shall occur under any of the Bridge Loan Documents and continue beyond any applicable notice or cure period.

3. Amendments to Notes. Subject to the terms and conditions contained herein, the Loan Parties, the Administrative Agent and the Lenders hereby amend the Notes as follows, and subject to the terms and conditions set forth in this Amendment:

(a) The Term Loan A Note is hereby amended by restating the third paragraph therein in its entirety to read as follows:

The unpaid principal amount of Term Loan A shall bear interest at the following rates: (a) for the period commencing on the Closing Date through to, and including, the day immediately preceding the Interest Rate Conversion Date, a rate equal to LIBOR (with a set Interest Period) plus 12.0% per annum, and (b) for the period commencing on the Interest Rate Conversion Date through to the date Term Loan A is Paid in Full in cash or same day funds at a rate equal to Term SOFR (with a set Interest Period) plus 12.0% per annum; provided, however, that the Obligations may bear interest at the Default Rate pursuant to Section 3.2 of the Credit Agreement; provided further, that the undersigned may elect to defer until the Maturity Date payment of accrued and unpaid interest on Term Loan A pursuant to Section 3.3 of the Credit Agreement; provided further, that premium amounts on Term Loan A may be due pursuant to Section 4.4 of the Credit Agreement.

(b) The Delayed Draw Term Loan Note is hereby amended by restating the third paragraph therein in its entirety to read as follows:

The unpaid principal amount of the Delayed Draw Loan shall bear interest at the following rates: (a) for the period commencing on the Delayed Draw Date through to, and including, the day immediately preceding the Interest Rate Conversion Date, a rate equal to LIBOR (with a set Interest Period) plus 12.0% per annum, and (b) for the period commencing on the Interest Rate Conversion Date through to the date such Delayed Draw Loan is Paid in Full in cash or same day funds at a rate equal to Term SOFR (with a set Interest Period) plus 12.0% per annum; provided, however, that the Obligations may bear interest at the Default Rate pursuant to Section 3.2 of the Credit Agreement; provided further, that the undersigned may elect to defer until the Maturity Date payment of accrued and unpaid interest on the Delayed Draw Loan pursuant to Section 3.3 of the Credit Agreement; provided further, that premium amounts on the Delayed Draw Loan may be due pursuant to Section 4.4 of the Credit Agreement.

(c) The Term Loan C Note is hereby amended by restating the first sentence of the third paragraph therein in its entirety to read as follows:

The unpaid principal amount of Term Loan C shall bear interest at the following rates: (a) for the period commencing on the Second Amendment Closing Date through to, and including, the day immediately preceding the Interest Rate Conversion Date, a rate equal to (i) LIBOR (with a set Interest Period) plus (ii) 12.0% per annum, and (b) for the period commencing on the Interest Rate Conversion Date through to the date Term Loan C is Paid in Full in cash or same day funds at a rate equal to (i) Term SOFR (with a set Interest Period) plus (ii) 12.0% per annum.

4. Conditional Waiver of Specified Defaults. (a) Administrative Agent and Lenders agree to waive each and all of the Specified Defaults, subject to each of the following conditions (collectively, the “Waiver Conditions”):

(i) The MEOA Merger closing shall have occurred no later than the MEOA Outside Closing Date pursuant to the terms and conditions set forth in the MEOA Merger Documents and in accordance with the terms of this Amendment and the other Loan Documents; and

(ii) On the MEOA Merger Closing Date, there does not exist any other Event of Default, or any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

(b) Notwithstanding the foregoing, in the event the MEOA Merger closing does not occur prior to the MEOA Merger Outside Closing Date or the Waiver Conditions are not satisfied in Administrative Agent’s sole and absolute discretion, then nothing contained herein shall (i) be deemed to constitute a waiver of any of the Specified Defaults, each of which shall be deemed to remain in existence, or (ii) impair Administrative Agent’s and Lenders’ ability to exercise all or any of their rights and remedies under the Credit Agreement, the Forbearance Agreement and the other Loan Documents or otherwise under applicable law or in equity.

5. Conditions Precedent. This Amendment shall become effective, the consents described in Section 1 above, the amendments described in Sections 2 and 3 above, the waivers described in Section 4 above, shall commence upon receipt by Administrative Agent of evidence of satisfaction of each and every of the following items and conditions, as determined by Administrative Agent in its sole and absolute discretion:

(a) duly executed counterparts of this Amendment signed by each of the parties hereto;

(b) the Administrative Agent shall have received drafts and complete copies of all MEOA Merger Documents, together with all addenda, exhibits and schedules thereto, as in effect on the date hereof;

(c) the Administrative Agent shall have received drafts and complete copies of all Bridge Loan Documents, together with all addenda, exhibits and schedules thereto, as in effect on the date hereof;

(d) evidence satisfactory to the Administrative Agent that no Event of Default other than the Specified Defaults shall exist immediately before or after the consummation of the transactions contemplated by this Amendment, or in either case, be caused thereby;

(e) the amount of the costs, fees, disbursements and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other agreements, modifications, instruments and documents contemplated hereby pursuant to Section 7 hereof and otherwise due and owing pursuant to the Credit Agreement; and

(f) such other documents, certificates, schedules, exhibits, instruments and agreements as Administrative Agent shall reasonably request.

6. Amendment Fee, Costs, Expenses and Taxes. In consideration of Administrative Agent’s agreement to enter into this Amendment, and in addition to the payments of principal and interest required under the Credit Agreement and the other Loan Documents, the Loan Parties covenant and agree to pay to Administrative Agent a non-refundable amendment fee equal to $400,000 (the “Amendment Fee”), which Amendment Fee shall be additional interest that has accrued on, and shall be capitalized and added to the aggregate principal amount of, the Term Loan C outstanding as of the Fourth Amendment Closing Date. The Amendment Fee shall be fully earned on the Fourth Amendment Closing Date. The parties hereto acknowledge and agree that as of the Fourth Amendment Closing Date, the outstanding principal balance of Term Loan C prior to the capitalization of the Amendment Fee is $10,414,903.09. For the avoidance of doubt, the principal balance of the Term Loan C as of the Fourth Amendment Closing Date (after giving effect to the capitalization of the Amendment Fee pursuant to this Section 6) is $10,814,903.09, consisting of (i) $10,414,903.09 of outstanding principal on the Term Loan C and (ii) the Amendment Fee of $400,000. In addition to the foregoing and without limiting the obligation of the Loan Parties to reimburse Administrative Agent (and, as applicable, Lenders) for all costs, fees, disbursements and expenses incurred by Administrative Agent and Lenders as specified in the Credit Agreement, as amended by this Amendment, the Loan Parties agree to pay on demand all costs, fees, disbursements and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other agreements, modifications, instruments and documents contemplated hereby (collectively, the “Transaction Documents”), including, without limitation, reasonable attorneys’ fees and expenses.

7. Representations, Warranties and Covenant of the Loan Parties. Each Loan Party hereby jointly and severally represents and warrants to Administrative Agent and Lender, which representations and warranties shall survive the execution and delivery hereof, that on and as of the date hereof and after giving effect to this Amendment:

(a) each Loan Party has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and the Transaction Documents to which it is a party (and perform its respective obligations hereunder and thereunder). This Amendment and the Transaction Documents to which such Loan Party is a party have been duly authorized by such Loan Party. This Amendment, the Transaction Documents to which such Loan Party is a party, the Credit Agreement and the Notes (as amended by this Amendment) each constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditor’s rights generally and general principles of equity;

(b) each Loan Party’s representations and warranties set forth in the Credit Agreement, the Notes and in the other Loan Documents are true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly related solely to an earlier date, in which case such representations were true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) on and as of such earlier date;

(c) all Obligations now due or payable by any Loan Party to Lenders or Administrative Agent are unconditionally owing by such Loan Party to Lenders and Administrative Agent, without offset, defense or counterclaim of any kind, nature or description whatsoever; and

(d) No Default or Event of Default shall have occurred and be continuing other than the Specified Defaults, and no “Default” or “Event of Default” shall have occurred and be continuing under the Loan Documents, as of the date hereof or shall occur immediately after giving effect to this Amendment.

Each Loan Party acknowledges that Administrative Agent and Lenders are specifically relying upon the representations, warranties and agreements contained in this Amendment and that such representations, warranties and agreements constitute a material inducement to Administrative Agent and Lenders in entering into this Amendment.

8. Release by Loan Parties. In further consideration of the execution of this Amendment by Administrative Agent and Lenders, each Loan Party (on behalf of itself and its shareholders, directors, members, managers, partners, officers, affiliates, successors and assigns) hereby unconditionally, absolutely and irrevocably forever remises, releases, acquits, satisfies and forever discharges Administrative Agent and Lender and their respective successors, assigns, affiliates, parent entities, officers, employees, directors, shareholders, agents and attorneys (collectively, the “Releases”) from any and all claims, demands, liabilities, disputes, damages, suits, controversies, penalties, fees, costs, expenses, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (all of the foregoing, “Claims”), that such Loan Party (or any of its respective shareholders, directors, members, managers, partners, officers, affiliates, successors or assigns) occurring on or before the date hereof, from any or all of the Releases, which arise from or relate to any actions, omissions, conditions, events, or any other circumstances whatsoever on or prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, the transactions relating thereto or hereto, and any other Loan Document, other than for the gross negligence or willful misconduct of Administrative Agent as finally determined in a non-appealable order of a court of competent jurisdiction.

9. Reference to Credit Agreement; No Waiver.

(a) References. Upon the effectiveness of this Amendment, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and (ii) each reference in each of the Notes to “this Note,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the respective Note, as amended hereby. The term “Loan Documents” as defined in Section 1.1 of the Credit Agreement shall include (in addition to the Loan Documents described in the Credit Agreement) this Amendment and the other Transaction Documents.

(b) No Waiver. The failure of Administrative Agent (or, as applicable, Lenders), at any time or times hereafter, to require strict performance by Loan Parties of any provision or term of the Credit Agreement, this Amendment or the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent (or, as applicable, Lenders) hereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver by Administrative Agent or Lenders of a breach of this Amendment or any Event of Default under the Credit Agreement shall not, except as expressly set forth herein or in any other writing signed by Administrative Agent, suspend, waive or affect any other breach of this Amendment or any Event of Default under the Credit Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Amendment, shall be deemed to have been suspended or waived by Administrative Agent or Lenders unless such suspension or waiver is (i) in writing and signed by Administrative Agent and (ii) delivered to the Loan Parties. In no event shall Administrative Agent’s and Lenders’ execution and delivery of this Amendment establish a course of dealing among Administrative Agent, Lenders, Loan Parties or any other obligor, or in any other way obligate Administrative Agent or Lenders to hereafter provide any amendments or waivers with respect to the Credit Agreement. The terms and provisions of this Amendment shall be limited precisely as written and shall not be deemed (x) to be a consent to any amendment or modification of any other term or condition of the Credit Agreement, the Notes or of any of the Loan Documents (except as expressly provided herein); or (y) to prejudice any right or remedy which Administrative Agent or any Lender may now have under or in connection with the Credit Agreement, the Notes or any of the Loan Documents. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement, the Notes or any of the Loan Documents, or any Default or Event of Default under the Credit Agreement. It is the intention of the parties hereto that the execution and delivery of this Amendment does not effectuate a novation of the liabilities and obligations of the Loan Parties to Administrative Agent or Lenders with respect to the Loans, but merely serves as a modification of certain terms thereof.

(c) Full Force and Effect. The Credit Agreement, the Notes and all of the other Loan Documents, in each case as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed.

(d) Reaffirmation of Security Interest. Each Loan Party hereby ratifies and reaffirms any and all grants of Liens to Administrative Agent in, to and on the Collateral as security for the Obligations, and the Company acknowledges and confirms that the grants of the Liens to Administrative Agent for the benefit of itself and Lenders in, to and on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure the indefeasible payment in full in cash all of the Obligations when due or declared due in accordance with the terms of the Credit Agreement, and (iii) represent valid and first priority perfected Liens on all of the Collateral (subject only to Permitted Liens).

10. Miscellaneous. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by Administrative Agent, Required Lenders and the Loan Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against Administrative Agent or Lenders, whether under any rule of construction or otherwise.

11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, the Loan Parties may not assign any of its rights or obligations under this Amendment without the prior written consent of Administrative Agent.

12. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

13. Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.

14. Facsimile. A signature hereto sent or delivered by facsimile or other electronic means shall be as legally binding and enforceable as a signed original for all purposes.

15. Governing Law. This Amendment and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

16. Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF NEW YORK COUNTY, THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; OR, IF THE ADMINISTRATIVE AGENT INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH THE ADMINISTRATIVE AGENT SHALL INITIATE OR TO WHICH THE ADMINISTRATIVE AGENT SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT OTHERWISE HAS JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS IN ADVANCE TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING COMMENCED IN OR REMOVED BY THE ADMINISTRATIVE AGENT TO ANY OF SUCH COURTS, HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND HEREBY AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN SECTION 15.3 OF THE CREDIT AGREEMENT. EACH LOAN PARTY WAIVES ANY CLAIM THAT ANY COURT HAVING SITUS IN NEW YORK COUNTY, NEW YORK, IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD ANY LOAN PARTY, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE PERIOD OF TIME PRESCRIBED BY LAW AFTER THE MAILING THEREOF, SUCH LOAN PARTY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE ADMINISTRATIVE AGENT AGAINST SUCH LOAN PARTY AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR THE LOAN PARTIES SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY THE ADMINISTRATIVE AGENT, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY THE ADMINISTRATIVE AGENT, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have duly executed this Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes as of the date first above written.

COMPANY:

T3 COMMUNICATIONS, INC., a Nevada corporation, as the Company

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer
GUARANTORS:

[Signature Page to Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes]

GUARANTORS:

T3 COMMUNICATIONS, INC.,
a Florida corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

SHIFT8 NETWORKS, INC., a Texas Corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

NEXOGY, INC., a Florida corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

NEXT LEVEL INTERNET, INC.,
a California corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	Chief Executive Officer

[Signature Page to Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes]

ADMINISTRATIVE AGENT:

POST ROAD ADMINISTRATIVE LLC

By :	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

LENDERS:

POST ROAD SPECIAL OPPORTUNITY FUND II LP

By:	/s/ Michael Bogdan
Name:	Michael Bogdan
Title:	Authorized Signatory

[Signature Page to Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes]

ACKNOWLEDGED AND AGREED:

Digerati Technologies, Inc., a Nevada corporation

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President and Chief Executive Officer

[Signature Page to Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes]